UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2022 (August 26, 2022)

Warner Bros. Discovery, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34177	35-2333914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Park Avenue South

New York, New York 10003

(Address of principal executive offices, including zip code)

212-548-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Series A Common Stock	WBD	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 26, 2022, Discovery Communications, LLC, a wholly owned subsidiary of Warner Bros. Discovery, Inc. (“we,” “us,” “our” or the “Company”), entered into an employment agreement with David Leavy, our Chief Corporate Affairs Officer (the “Leavy Agreement”).

Pursuant to the Leavy Agreement, Mr. Leavy will continue to serve as our Chief Corporate Affairs Officer. The term of the Leavy Agreement is effective as of August 26, 2022 and runs through August 25, 2025. The parties may agree to renew the Leavy Agreement at the end of the term. If the Company desires to renew the Leavy Agreement, Mr. Leavy must be notified to that effect, in writing, no later than 150 days prior to the end of the term of the Leavy Agreement. If a “qualifying renewal offer” (as described below) is not made to Mr. Leavy, Mr. Leavy will be eligible for severance payments in connection with his termination. To the extent applicable, if a qualifying renewal offer is made to Mr. Leavy, but Mr. Leavy declines such offer, Mr. Leavy would be eligible for the payment of 50% of his base salary for the twelve (12) months following his termination (the “Leavy Noncompetition Payment”). The Leavy Noncompetition Payment would be contingent upon Mr. Leavy’s continued compliance with the noncompetition and nonsolicitation covenants in the Leavy Agreement and executing a release of claims.

For purposes of the Leavy Agreement, a “qualifying renewal offer” is an offer to renew the term of the Leavy Agreement with a meaningful increase in base salary and a bonus target that is at least the same level as in effect under the Leavy Agreement at the end of his term, and with other material terms that are at least as favorable to Mr. Leavy in the aggregate as the material terms of the Leavy Agreement.

Under the Leavy Agreement, Mr. Leavy’s base salary was increased from $1.3 million per annum to $1.5 million per annum, effective as of April 8, 2022 (the same day as the closing of the transaction whereby the Company acquired the business, operations and activities that constituted a portion of the WarnerMedia segment of AT&T Inc. (the “Closing”)). Future salary increases will be reviewed and decided in accordance with the Company’s standard practices and procedures for similarly situated executives. Mr. Leavy’s target annual bonus was increased from 115% of his base salary to 125% of his base salary, effective as of the Closing. There is no guaranteed annual bonus amount.

Mr. Leavy will also be considered for annual equity grants under the Warner Bros. Discovery, Inc. Stock Incentive Plan (the “Plan”) in accordance with the Company’s normal executive compensation processes and practices. Beginning in 2023, and subject to approval from our Compensation Committee, such annual equity grants will have a target grant date value of $3.0 million per annum. Mr. Leavy will also be granted a one-time award of 73,368 restricted stock units (“RSUs”) under the Plan. This one-time award of RSUs shall vest in three equal annual installments, with the first installment vesting on August 26, 2023. The award documents that evidence equity awards made to Mr. Leavy pursuant to the Leavy Agreement shall provide for double-trigger vesting upon an Approved Transaction, Board Change or Control Purchase (each as defined in the Plan). The terms of the equity awards granted to Mr. Leavy under the Leavy Agreement will otherwise be consistent with our normal executive compensation processes and practices, with vesting subject to continued employment, and other terms and conditions, as well as approval of our Compensation Committee in each case.

Mr. Leavy’s employment may be terminated for “cause.” “Cause” for purposes of the Leavy Agreement means: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, misappropriation or fraud, whether or not related to Mr. Leavy’s employment with us; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in material violation of our Code of Ethics or other of our written policies; (iv) improper conduct substantially prejudicial to our business (whether financial or otherwise); (v) willful unauthorized disclosure or use of our confidential information; (vi) material improper destruction of our property; or (vii) willful misconduct in connection with the performance of Mr. Leavy’s duties. If Mr. Leavy’s employment is terminated for “cause,” he will be entitled to receive only amounts or benefits that have been earned or vested at the time of his termination, or as may be required by applicable law.

If Mr. Leavy’s employment is terminated without “cause” (as defined above) or by Mr. Leavy for “good reason” (as defined below), Mr. Leavy will be eligible to receive the following severance payments: (a) base salary for the longest of (i) the balance of the term of employment under the Leavy Agreement, (ii) twelve (12) months, or (iii) the number of weeks of severance Mr. Leavy would otherwise have been entitled to under our severance plan, in each case subject to a maximum of twenty-four (24) months; (b) annual bonus payments at target under our annual incentive plan for each year in which Mr. Leavy is entitled to base salary continuation under clause (a) above (subject to proration for partial years); and (c) reimbursement of up to eighteen (18) months of COBRA premiums. In certain circumstances in which Mr. Leavy is relieved of all work responsibilities for some period of time prior to the effective date of his termination of employment, salary paid during this period of “garden leave” will be offset against the severance amounts otherwise payable to Mr. Leavy. “Good reason” under the Leavy Agreement means, in each case without Mr. Leavy’s consent: (a) a material reduction in Mr. Leavy’s duties or responsibilities; (b) a material change in the location of the office where Mr. Leavy works (i.e., relocation outside the Washington, D.C. metropolitan area); or (c) a material breach of the Leavy Agreement by us, including a change in the position to which Mr. Leavy reports. These severance amounts are contingent on Mr. Leavy executing a release of claims. Additionally, if Mr. Leavy secures employment or any consulting, contractor or other business arrangement for services during the period during which he is receiving severance payments, the severance payments he is receiving may be reduced by the amounts otherwise payable under the Leavy Agreement by the amount Mr. Leavy receives for those services.

The Leavy Agreement also contains certain noncompetition (to the extent applicable) and nonsolicitation covenants effective during Mr. Leavy’s employment and for a period of twelve (12) months and eighteen (18) months, respectively, after the conclusion of Mr. Leavy’s employment. If Mr. Leavy ceases to comply with the noncompetition or nonsolicitation clauses in the Leavy Agreement, the Leavy Noncompetition Payment described above, as well as any unpaid severance payments, would be terminated, as applicable.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2022	WARNER BROS. DISCOVERY, INC.

	By:	/s/ Tara L. Smith
Name: Tara L. Smith
Title: Senior Vice President, Securities and Executive Compensation and Corporate Secretary